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                                                                    EXHIBIT 3.1

                                 NCO GROUP, INC.
                              Amended and Restated
                            Articles of Incorporation


         The Articles of Incorporation of NCO Group, Inc. are hereby amended and restated in their entirety to read as follows:

         Article 1. Name. The name of the corporation is NCO Group, Inc. (the "Corporation").

         Article 2. Registered Office. The location and address of the registered office of the Corporation in this Commonwealth is:

                  1740 Walton Road
                  Blue Bell, PA 19422

         Article 3. Purpose. The Corporation is incorporated under the Pennsylvania Business Corporation Law of 1988, as it may be amended from time to time, for the following purposes:

                  To have unlimited power to engage in or do any lawful act concerning any or all lawful businesses for which corporations may be incorporated under the Pennsylvania Business Corporation Law of 1988, as amended from time to time, including without limitation, to provide accounts receivable management and related services.

         Article 4. Term. The term for which the Corporation is to exist is perpetual.

         Article 5. Authorized Capital Stock. The Corporation shall have the authority to issue an aggregate of 30,000,000 shares of capital stock which shall be divided into 25,000,000 shares of Common Stock, no par value, as more fully described in Section 5(a) below, and 5,000,000 shares of Preferred Stock, no par value, as more fully described in Section 5(b) below.

                  (a) Common Stock. Each holder of record of Common Stock shall have the right to one vote for each share of Common Stock registered in their name on the books of the Corporation.

                  (b) Preferred Stock. The shares of Preferred Stock may be divided and issued from time to time in one or more series as may be determined by the Board of Directors of the Corporation, each such series to be distinctly designated and to consist of the number of shares determined by the Board of Directors. The Board of Directors of the Corporation is hereby expressly vested with authority to adopt resolutions to issue the shares, to fix the number of shares, to change the number of shares constituting any


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class or series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions, if any, of Preferred Stock, and each class or series thereof, in each case without approval of the shareholders. The authority of the Board of Directors with respect to each class or series of Preferred Stock shall include, without limiting the generality of the foregoing, the determination of the following:

                           (1) The number of shares constituting that class or series and the distinctive designation of that class or series;

                           (2) The dividend rate on the shares of that class or series, whether dividends shall be cumulative, and, if so, from which date or dates;

                           (3) Whether that class or series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

                           (4) Whether that class or series shall have conversion privileges (including rights to convert such class or series into the capital stock of the Corporation or any other entity) and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                           (5) Whether or not shares of that class or series shall be redeemable and whether or not the Corporation or the holder (or both) may exercise the redemption right, including the terms of redemption (including any sinking fund provisions), the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions;

                           (6) The rights of the shares of that class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

                           (7) Any other relative rights, preferences and limitations of that class or series as may be permitted or required by law.

The number of shares, voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions, if any, of any class or series of Preferred Stock which may be designated by the Board



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of Directors may differ from those of any and all other class or series at any time outstanding.

                  (c) Increase in Authorized Preferred Stock. Except as otherwise provided by law or in a resolution or resolutions establishing any particular series of Preferred Stock, the aggregate number of authorized shares of Preferred Stock may be increased by an amendment to these Amended and Restated Articles of Incorporation approved solely by the holders of Common Stock and of any series of Preferred Stock which is entitled pursuant to its voting rights designated by the Board of Directors to vote thereon, if at all, voting together as a class.

         Article 6. Cumulative Voting. The shareholders of the Corporation shall not be entitled to cumulate their votes in the election of directors.

         Article 7. Special Meetings of Shareholders. The shareholders of the Corporation shall not be entitled to call a special meeting of the shareholders of the Corporation.

         Article 8. Actions By Consent of Shareholders. No action may be authorized by the shareholders of the Corporation without a meeting by less than unanimous written consent.

         Article 9. Non-Applicability of Certain Provisions of the Pennsylvania Business Corporation Law. The provisions contained in Subchapters E (Control Transactions), G (Control- Share Acquisitions), H (Disgorgement by Certain Controlling Shareholders Following Attempts to Acquire Control), I (Severance Compensation for Employees Terminated Following Certain Control- Share Acquisitions) and J (Business Combination Transactions - Labor Contracts) of Chapter 25 of the Pennsylvania Business Corporation Law, as it may be amended, shall not be applicable to the Corporation. The provisions of Section 2538 of the Pennsylvania Business Corporation Law, as it may be amended, shall not be applicable to the Corporation, unless at least a majority of the incumbent directors (as defined herein) on the Board of Directors shall determine that
Section 2538, subject to such exceptions, limitations and modifications as such incumbent directors may provide, shall be applicable. The term "incumbent director", as used herein, shall mean any director of the Corporation on the date hereof and any other director whose election or appointment by the Board of Directors of the Corporation, or whose nomination for election by the shareholders of the Corporation, was approved by a vote of at least a majority of the directors then in office who either were directors on the date hereof or whose election or appointment or nomination for election was previously so approved.




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         Article 10. Power of Board to Oppose Certain Transactions.


                  (a) The Board of Directors, if it deems it advisable, may oppose a tender offer or other offer for the Corporation's securities, whether the offer is in cash or in securities of a corporation or otherwise. In considering whether to oppose an offer, the Board of Directors may, but it is not legally obligated to, consider any pertinent issues. By way of illustration, but not of limitation, the Board of Directors may, but shall not be legally obligated to, consider any and all of the following:

                     (1) Whether the offer price is acceptable based on the historical and present operating results or financial conditions of the Corporation;

                     (2) Whether a more favorable price could be obtained for the Corporation's securities in the future;

                     (3) The effects of any proposed transaction upon any or all groups affected by such action, including among others, shareholders, employees, suppliers, customers and creditors of the Corporation and its subsidiaries and on the communities served by the Corporation and its subsidiaries;

                     (4) The reputation and business practices of the offeror and its management and affiliates as they would affect the employees, suppliers and customers of the Corporation and its subsidiaries and the future value of the Corporation's stock;

                     (5) The value of the securities, if any, which the offeror is offering in exchange for the Corporation's securities, based on an analysis of the worth of the Corporation as compared to the corporation or other entity whose securities are being offered; and

                     (6) Any antitrust or other legal and regulatory issues that are raised by the offer.

If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, any and all of the following: advising shareholders not to accept the offer; commencing litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the Corporation's securities and/or the offeror's securities; selling or acquiring any assets; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; selling or otherwise issuing any debt securities



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(including debt securities convertible into equity securities) or options therefor; acquiring a company to create an antitrust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.

                  (b) If the Board of Directors determines to sell the Corporation or any subsidiary to a third party, or to merge or consolidate the Corporation or any subsidiary with a third party, the Board of Directors shall not be legally obligated to create an auction and may negotiate with only one acquirer.

         Article 11. Removal of Directors. The entire Board of Directors, or a class of the Board, or any individual director may be removed from office only for cause (as defined herein) and only by the affirmative vote of shareholders entitled to cast at least sixty-five percent (65%) of the votes entitled to be cast by all shareholders at any annual or regular election of directors or of such class of directors. The foregoing shall not be deemed to limit the right of the Board of Directors, without shareholder approval, to declare vacant the office of any director for any proper cause. The term "cause," as used herein, shall refer only to one of the following events: (1) conviction of the director of a felony; (2) declaration by order of court that the director is of unsound mind; or (3) gross abuse of trust which is proved by clear and convincing evidence to have been committed in bad faith.

         Article 12. Amendments to Articles of Incorporation. The shareholders of the Corporation shall not be entitled to propose an amendment to the Articles of Incorporation of the Corporation. Any amendment to, or repeal of, any provision of the Articles of Incorporation of the Corporation which has not previously received the approval of at least a majority of the incumbent directors (as defined in Article 9) on the Board of Directors shall require for adoption the affirmative vote of the shareholders entitled to cast at least sixty-five percent (65%) of the votes entitled to be cast by all shareholders at any duly convened annual or special meeting of the shareholders, in addition to any other approval which is required by law, the Articles of Incorporation of the Corporation, the Bylaws of the Corporation, or otherwise.

         Article 13. Amendments to Bylaws. The Bylaws of the Corporation may be amended or repealed without shareholder approval by a majority of the incumbent directors (as defined in Article 9), subject to any other approval which is required by law, the Articles of Incorporation, the Bylaws of the Corporation, or otherwise. Any amendment to, or repeal of, any provision of the Bylaws of the Corporation which has not previously received the approval of at least a majority of the incumbent directors on the Board of Directors shall require for adoption the affirmative vote of the shareholders entitled to cast at least sixty-five percent



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(65%) of the votes entitled to be cast by all shareholders at any duly convened annual or special meeting of the shareholders, in addition to any other approval which is required by law, the Articles of Incorporation of the Corporation, the Bylaws of the Corporation, or otherwise.

         Article 14. Severability. In the event that all, some or any part of any provision contained in these Amended and Restated Articles of Incorporation shall be found by any court of competent jurisdiction to be illegal, invalid or unenforceable (as against public policy or otherwise), such provision shall be enforced to the fullest extent permitted by law and shall be construed as if it had been narrowed only to the extent necessary so as not to be invalid, illegal or unenforceable; the validity, legality and enforceability of the remaining provisions of these Amended and Restated Articles of Incorporation shall continue in full force and effect and shall not be affected or impaired by such illegality, invalidity or unenforceability of any other provision (or any part or parts thereof) of the Amended and Restated Articles of Incorporation.

         Article 15. Headings. Article headings and the ordering of paragraphs area for convenience of reference only and shall not be construed to alter, amend or otherwise affect the meaning, intent or effect of the provisions of these Amended and Restated Articles of Incorporation.




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